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                                                                      Exhibit 12

Computation of Ratio of Earnings to Fixed Charges
(all amounts except ratios are shown in millions)

                                                             Six months        Six months
                                                               ended              ended
                                                           June 30, 2005      June 30, 2004
Income from continuing operations before
  income taxes and minority interest losses                    $ 23.5             $ 96.0

Less: Equity in earnings of 50%-or-less owned
  companies                                                      (2.8)              (2.7)

Add: Fixed charges net of capitalized interest                   20.3               20.3

Add: Amortization expense of previously capitalized
   interest                                                       0.6                0.6
                                                               ------             ------

Total earnings                                                 $ 41.6             $114.2

Fixed charges                                                    20.3               20.3

Ratio of earnings to fixed charges                                2.0                5.6